,

CODE OF BUSINESS CONDUCT AND CODE OF ETHICS

Amended and Restated as of December 12, 2022

Section 1. Purpose

It is the policy of Alpine Summit (as defined below) to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business.

The purpose of this Code of Business Conduct and Code of Ethics (the "Code") is to communicate the commitment of Alpine Summit to conducting business with integrity, honesty and respect, in compliance with applicable laws, rules, regulations and policies, and in a manner that preserves Alpine Summit's reputation and prohibits unethical behavior and wrongdoing.  This Code provides an overview of requirements, standards and expectations to guide you in carrying out your duties for, your dealings with, and when acting as a representative of, Alpine Summit.  It is not intended to cover every issue that may arise and may be supplemented by other policies that have been or may be adopted by Alpine Summit from time to time.

The Company (as defined below) encourages its Representatives (as defined below) to talk to supervisors, managers, the general counsel of the Company (the "Chief Legal Officer") or other appropriate personnel when in doubt about the best course of action in a particular situation.  Anyone aware of a situation that they believe may violate or lead to a violation of this Code should follow the guidelines under "Reporting Violations of the Code" below.

Section 2. Application

This Code applies to all members of the board of directors of Alpine Summit (the "Board"), officers, employees, consultants, contractors and agents (collectively, "Representatives") of Alpine Summit Energy Partners, Inc. and its subsidiaries (collectively, "Alpine Summit" or the "Company").  Familiarity with and adherence to this Code is a condition of employment with, or of providing services to, Alpine Summit.

Section 3. Ethics and Integrity

3.1 Standards of Good Professional Ethics

The Company's policy is to promote high standards of integrity by conducting its business activities and affairs ethically and honestly.  Alpine Summit expects all Representatives to conduct themselves with honesty and integrity and to avoid even the appearance of improper behavior.

3.2 Activities Outside the Company

Representatives must ensure that their activities during nonworking hours do not conflict or interfere with their responsibilities to the Company.

3.3 Compliance with Laws, Code and Policies

All Representatives shall comply with the laws, rules and regulations of the jurisdictions where they carry out their duties and all jurisdictions where Alpine Summit conducts its business activities. Because of its cross-border operations, the Company is subject to both Canadian and U.S. law as well as law of any other jurisdiction where it has business dealings. All Representatives shall comply with this Code and all Alpine Summit policies that apply to them, including, without limitation, the Company's Insider Trading Policy and the Company's Disclosure Policy.

The Company is subject to regulation by foreign, state and local agencies as well as the rules and regulations of stock exchanges on which the securities of the Company are listed for trading.  The Company and Representatives must comply with the regulatory requirements of these agencies and stock exchanges.  Representatives are expected to take an active role by being knowledgeable about all applicable laws and regulations, attending trainings and requesting information.  Representatives are required to immediately report regulatory violations, suspected regulatory violations or potentially harmful or dangerous conditions to the Chief Legal Officer and/or the Chief Administrative Officer.

Should a Representative wish to make an anonymous report, Cornerstone Governance Corporation ("Cornerstone"), an independent third-party, has been engaged by the Company to receive anonymous whistleblower reports via their website:

https://reporting.cornerstonegovernance.com.

3.4 Bribery

In Canada, the United States and in many other countries, it is illegal and/or contrary to applicable ethical codes, to provide, offer or accept a kickback or bribe.  A kickback or bribe may be defined as any money, fee, commission, credit, gift, gratuity, loan, reward, advantage, benefit, thing of value or compensation of any kind that is provided, directly or indirectly, and that has as one of its purposes, the improper obtaining or rewarding of favorable treatment in a business transaction.  Alpine Summit's policy is that kickbacks and bribes are illegal and not allowed. (Please see Section 3.7 below for additional anti-corruption requirements.)

Bribery, anti-kickback or similar laws could be applicable when a Representative receives or is offered payments, gifts or gratuities that might unduly influence Alpine Summit's business judgment or practices.  Representatives must comply with this Code and all Alpine Summit policies that apply to them and, if offered payments, gifts or other gratuities that might unduly influence the conduct of Alpine Summit's business, such Representative should seek guidance from the Chief Legal Officer and/or the Chief Administrative Officer.

3.5 Fair Dealing

Representatives must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom they have contact in the course of performing their job.  No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing practice.

3.6 Fair Competition

Competition and antitrust laws in Canada, the United States and elsewhere are designed to protect competition.  Generally speaking, the following types of topics, and any others that may limit competition, should never be discussed with a competitor (including a potential or prospective competitor):  prices, pricing policy, discounts or rebates (including competitive bidding practices); costs, profits, or profit margins; terms or conditions of sale, including credit terms and return policies; division of markets, market territories, customers or sales territories; market share of any products; marketing, advertising or promotional plans; controlling, preventing or reducing the supply of any product; pricing or promotional practices of wholesalers, dealers, distributors or customers; classifying, rejecting, terminating or allocating customers; or any other non-public and/or competitively sensitive information about Alpine Summit or a competitor.

Each Representative is responsible for making sure that their actions on behalf of the Company do not in any way violate or appear to violate antitrust laws or regulations.  When in doubt, Representatives should seek assistance from the Chief Legal Officer and/or Chief Administrative Officer.

3.7 Fair Dealing and Doing Business Internationally

All business dealings undertaken on behalf of Alpine Summit, including with its security holders, customers, suppliers, competitors and Representatives, must be conducted in a manner that preserves Alpine Summit's integrity and reputation.  Alpine Summit seeks to avoid misrepresentations of material facts, manipulation, concealment, abuse of confidential information, or any other illegal or unfair practices in all activities undertaken by or on behalf of Alpine Summit.

The Company is committed to the highest business conduct standards wherever it operates.  While no one can anticipate all the situations that may present challenges to the Company, Representatives doing business in the worldwide marketplace shall follow these general guidelines, as further discussed in this Code:

• Observe all applicable laws and regulations in Canada, the United States and any other jurisdiction in which Alpine Summit operates or conducts business.  To the extent that the Company conducts business in countries other than Canada or the United States, the Company's services or products should be offered in accordance with the applicable local country's regulations and requirements.

• Paying bribes to government officials in connection with Company business is absolutely prohibited under Canadian and U.S. law that apply to the Company, even if those bribes are common practice.  Representatives may not give, promise to give or authorize the giving to a government official, a political party or official thereof, any candidate for political office, any official of a government instrumentality or state owned enterprise, or any agent or representative acting on behalf of any of the foregoing (collectively, "Officials"), anything of value to influence any act or decision; to induce such Official to act or omit any act in violation of the lawful duty of such Official; to induce such Official to use that Official's influence with a government or agency to affect or influence any act or decision of such government or agency; or to secure any improper advantage for the purpose of obtaining, retaining, or directing any business to any person.

• Although the U.S. Foreign Corrupt Practices Act (the "FCPA") does allow for certain low-value "facilitating" payments to expedite routine government actions such as obtaining permits, licenses, visas, mail, utilities hook-ups and the like, it can be difficult to assess what constitutes a facilitating payment, and the exemption does not exist under Canadian law that also applies to the Company.  Therefore, Representatives must obtain permission from the Chief Legal Officer and/or Chief Administrative Officer before offering, making, or promising to make any facilitating payments or any other payment or gift thought to be exempt from the FCPA.

• Observe all requirements of applicable import, export control, and economic sanctions laws, including without limitation all laws, regulations, and orders administered by the Canada Border Services Agency; U.S. Customs and Border Protection within the U.S. Department of Homeland Security; the Bureau of Industry and Security within the U.S. Department of Commerce; and the Office of Foreign Assets Control within the U.S. Department of the Treasury.

3.8 Conflicts of Interest

A conflict of interest arises when an individual's personal interests interfere with, or appear to interfere, in any way with the interests of the Company.  A conflict of interest can arise when a Representative takes actions or has interests that make it difficult to undertake and perform their work with the Company objectively and effectively.

Representatives shall act honestly and in good faith in discharging their duties with a view to the best interests of Alpine Summit.  Representatives shall avoid situations involving a conflict, or potential conflict, between their personal, family or business interests, and the interests of Alpine Summit, and shall promptly disclose any such conflict, or potential conflict, to the Chief Legal Officer and/or the Chief Administrative Officer, who can advise the Representative as to whether or not the Company believes a conflict of interest exists.

Serving as a director of another company may create a conflict of interest.  Representatives must disclose such service to the Chief Legal Officer and/or the Chief Administrative Officer and obtain prior approval before serving on the board of another company, whether or not such company is a competitor of the Company.

Representatives must avoid even the appearance of a conflict of interest in their relationships with competitors.

A conflict of interest also can arise because of the business activities of a Representative's close relatives.  For example, a Representative may have a potential conflict of interest wherever a close relative has a significant relationship with, or has a significant financial interest in, any supplier, commercialization, development or other partner, customer or competitor of the Company.

A Representative may not make or attempt to influence any decision that could directly or indirectly benefit their close relative.  To protect a Representative and the Company from the appearance of a conflict of interest, they should make appropriate disclosure of the interest to the Chief Legal Officer and/or Chief Administrative Officer.

3.9 Investment Activities

Unless a Representative has sought and received written pre-approval from the Chief Legal Officer and/or the Chief Administrative Officer, such Representative may not:

• participate in so-called "directed shares", "friends and family" and similar stock purchase programs of customers, vendors or suppliers of the Company;

• invest in non-public companies that are, or are likely to be, customers, vendors or suppliers of the Company; or

• invest in non-public companies in which the Company has made or is expected to make an investment.

Investments in non-public companies that do not exceed 1% of that company's equity securities are exempt from this restriction.

3.10 Corporate Opportunities

Representatives are prohibited from personally taking opportunities that arise through the use of corporate property, information or position and from using Alpine Summit property, information or position for personal gain.  Representatives are also prohibited from competing with Alpine Summit, directly or indirectly, and owe a duty to Alpine Summit to advance the legitimate interests of the Company when the opportunity arises.

3.11 Gifts and Entertainment

Representatives shall perform their duties and arrange their personal business affairs in a manner that does not interfere with their independent exercise of judgment.  Generally, Representatives shall not give or accept any gift, favor, entertainment, special accommodation or other items of value, to or from any vendors, suppliers, potential candidates, potential or actual business partners or other third parties except in strict compliance with this Code and with applicable laws.  No one working for Alpine Summit shall accept financial compensation of any kind, nor any special discount, loan or favor, from persons, corporations or organizations having dealings or potential dealings with Alpine Summit.

From time to time, Representatives may accept unsolicited gifts or entertainment, but only under the following conditions:

• gifts have a maximum value not exceeding US$1,000;

• any entertainment occurs infrequently and has a maximum value not exceeding US$2,000 per instance; and

• the offers of gifts and/or entertainment arise out of the ordinary course of business.

To the extent any unsolicited gifts or entertainment exceed the values stated in this Code, it must be reported to the Chief Legal Officer and/or the Chief Administrative Officer who will decide the appropriate course of action and such gift or entertainment will be included in a log and may be shared with the Board.

Representatives may entertain friends or relatives doing business with the Company provided that the entertainment is clearly not related to Company business.  No expenses of such entertainment are reimbursable by the Company.

3.12 Charitable and Political Activities

Alpine Summit values the culture of giving, of social engagement and of caring for others.  Alpine Summit wants to foster good relations within the communities where it operates.  Representatives are encouraged to participate in local activities that address the needs of the communities in which they live and work and to participate as a private citizen in government and the political process, using their own money and their own time.  It should always be clear to outside observers that these are your personal actions and not actions taken on behalf of Alpine Summit.

Contributions to political parties and to candidates for public office are prohibited or tightly restricted in many countries, and, where not prohibited outright, can raise corruption concerns.  Accordingly, you cannot make a political or campaign contribution in the name of, or on behalf of, Alpine Summit, or where the contribution will be associated with Alpine Summit.

Make sure any involvement in charitable or political activities is not prohibited by other Company policies or suggestive of anything improper and do not use, without specific written authorization, any Company funds, facilities or resources to help or promote any charitable cause or political candidate or party.

3.13 Public Relations

The Board and the Company's management, including the Chief Executive Officer, are responsible for all public relations, including all contact with the media.  Unless specifically authorized to represent Alpine Summit to the media, a Representative may not respond to inquiries or requests for information.  This includes newspapers, magazines, trade publications, radio and television, as well as any other external sources requesting information about Alpine Summit.  If the media contacts a Representative about any topic, they must immediately refer the call to the Chief Legal Officer and/or the Chief Administrative Officer.

3.14 Social Media

In order to maintain the consistency and quality of the disclosures by Alpine Summit to its stakeholders, and to better limit the potential for leaks of confidential information or selective disclosure, Representatives should, unless authorized by the Chief Legal Officer and/or the Chief Administrative Officer, refrain from disclosing or discussing matters relating to Alpine Summit on blogs, tweets, bulletin boards, social networking sites and other social media sites.

Section 4. Safe, Respectful and Inclusive Workplace

4.1 No Discrimination, and Harassment

As further outlined in the Employee Handbook, Alpine Summit is committed to providing a collegial working environment in which all individuals are treated with dignity and respect.  Each individual has the right to work in a professional atmosphere which promotes equal opportunities and prohibits discriminatory practices.  Any discrimination or harassment, including on the basis of age, color, creed, disability, ethnic origin, gender, marital status, national origin, political belief, race, religion, sexual orientation, gender identity, gender expression or any other characteristics protected by law, is strictly prohibited.

4.2 Workplace Safety

Alpine Summit is committed to providing a safe and healthy work environment that complies with all relevant laws, regulations and guidelines, as provided in the Employee Handbook.  Workplace violence is not tolerated.  Any misuse of alcohol or legal drugs (prescribed or un-prescribed), or the use of any illegal drugs, may jeopardize job safety and/or performance, and is prohibited in the workplace.  No Representative shall enter the workplace under the influence of alcohol or such drugs that may impair safety and/or performance.

4.3 Environmental

The Company must comply fully with all laws, rules and regulations of any national, federal, provincial, state, local, municipal, regional, territorial or other governmental or quasi-governmental authority in any jurisdiction in which the Company operates relating to the protection of the environment in the conduct of its business.  Representatives must use, store and dispose of all hazardous materials properly and in accordance with applicable laws, rules and regulations.

Section 5. Safeguarding Alpine Summit's Assets and Information

5.1 Protection and Proper Use of Alpine Summit's Assets

All Representatives shall deal with Alpine Summit's assets, including all data, information (confidential or otherwise), records, products, material, facilities, inventory, "know-how", trade secrets, trademarks, copyrights and other intellectual property, and equipment, with the strictest integrity and with due regard to the interests of the Company.  The accuracy, confidentiality, privacy and security of these types of information must be maintained in order to comply with all applicable privacy laws.  Similarly, Representatives must not disclose commercially confidential or otherwise sensitive information.  Alpine Summit's assets may not to be used for personal gain or benefit.  In addition, all Representatives must act in a manner to protect such assets from loss, damage, misuse, theft, misappropriation, disparagement and waste, and ensure that such assets are used only for legitimate business purposes.

Management of Alpine Summit expects its Representatives to use internet access for business-related purposes (i.e., to communicate with customers and suppliers, to research relevant topics and to obtain useful business information).  All existing Alpine Summit policies apply to conduct on the internet, particularly (but not exclusively) to those policies dealing with intellectual property protection, privacy, misuse of Alpine Summit's resources, sexual harassment, information and data security and confidentiality.  All Representatives must take special care to maintain clarity, consistency and integrity of Alpine Summit's corporate image.  Access to the Company's technology resources is within the sole discretion of the Company and subject to the Company's policies, which are provided in the Employee Handbook.  Generally, Representatives are given access to the Company's various technologies consistent with their job functions.  The Company reserves the right to limit such access by any means available to it, including revoking access altogether.

5.2 Confidentiality of Alpine Summit's Information

Information is one of Alpine Summit's key assets.  It is Alpine Summit's policy to ensure that its proprietary and confidential information, including proprietary and confidential information that has been entrusted to Alpine Summit by others ("Confidential Information"), is adequately safeguarded.  All Representatives are responsible for protecting Confidential Information, including information about Alpine Summit's business, assets, opportunities, suppliers and competitors, from unauthorized advertent or inadvertent disclosure. The obligation to preserve confidential information continues even after employment ends.

Representatives may not use the Company's technology resources to copy, retrieve, forward or send copyrighted materials unless they have the author's permission or are accessing a single copy only for personal reference.

Nothing contained in this Code, or any confidentiality policy of the Company, limits the Company's directors, officers, employees and others in possession of material non-public information to file a charge or complaint with a governmental regulatory agency in the United States or Canada and nothing herein limits their ability to communicate with any such agencies or otherwise participate in any investigation or proceeding that may be conducted by any such agency, including providing documents or other information, without notice to the Company.

5.3 Communications

Representatives should take care to ensure that all business records and communications (including email, texts, and instant messages) are clear and accurate.  Please remember that your business communications may be shared or become public through litigation, government investigation, or publication in the media.  Potential risks from inaccurate or misleading statements include claims of false advertising, misrepresentation, breach of contract, securities fraud, unfair disclosure, and competition violations.

Representatives may not give an endorsement or other statement on behalf of Alpine Summit or personal endorsement that identifies their affiliation with Alpine Summit, except when approved by the Chief Legal Officer and/or the Chief Administrative Officer.  In addition, Representatives may not discuss Alpine Summit's business, including financial condition, business or financial performance, products, or business prospects with anyone, including, but not limited to, financial analysts and actual or potential investors without the prior approval of the Chief Legal Officer and/or the Chief Administrative Officer.  All requests for a representative of Alpine Summit to participate in a financial conference (including speaking on a panel, or attending a dinner or any event that targets the financial community) must be referred to the Chief Legal Officer and/or the Chief Administrative Officer for approval.  If any such analysts or investors contact you, please refer such inquiries to the Chief Legal Officer and/or the Chief Administrative Officer.

5.4 Inside Information and Insider Trading Laws

Representatives are prohibited from buying or selling shares of Alpine Summit if they are aware of material non-public information about Alpine Summit (also referred to as "material information").  Trading in shares while in possession of non-public material information is a violation of applicable insider trading laws.

Material information can be positive or negative.  Information is "material" if it would influence a reasonable investor in deciding whether to buy, sell or hold Alpine Summit's shares or, if disclosed to the public, would reasonably be expected to have a significant effect on the market price or value of the shares.  Possible examples include, but are not limited to, financial information such as production, financial projections or the Company's financial performance, or the hiring or departure of key personnel.  Information is considered to be "public" as of the opening of trading on the third trading day after it has been widely released to the public through a press release or by making a SEDAR, or similar, filing, giving the public markets adequate time to digest the material information.

Representatives are prohibited from disclosing inside information pursuant to the Company's Disclosure Policy.  Only certain individuals who are authorized may publicly disclose material non-public information.  Improper disclosure, even accidentally, can violate insider trading laws.  Disclosing material non-public information to other people, including immediate family members or friends, or recommending the purchase or sale of Alpine Summit's shares to others while aware of material non-public information, is known as "tipping" and is illegal.  A person who receives the information (i.e., is "tipped") and then trades in Alpine Summit shares or informs others of that information is also in violation of insider trading laws.  More information about Alpine Summit's trading policy can be found in the Company's Insider Trading Policy.

5.5 Financial Integrity and Responsibility

Representatives are expected to act responsibly and exercise sound judgment with respect to matters involving Company finances.  Representatives must adhere to all applicable accepted accounting standards and practices, keep accurate, complete and timely records, submit accurate and complete reports as required, comply with Alpine Summit's system of internal controls, and sign only those documents they believe to be correct and complete.

Alpine Summit will not:  (i) establish any undisclosed or unrecorded funds or assets for any purpose; (ii) enter into side agreements or other informal arrangements, either written or oral; or (iii) take any actions or fail to take any actions that would cause its financial records or financial disclosure to fail to comply with generally accepted accounting principles and all applicable laws, rules and regulations.  All Representatives must cooperate fully and completely with Alpine Summit's accounting and audit teams, as well as Alpine Summit's independent public accountants and counsel, providing them with complete and accurate information and assistance.  Representatives are prohibited from coercing, manipulating, misleading or improperly influencing Alpine Summit's auditors at any time.  Representatives are prohibited from knowingly making, or causing or encouraging any other person from making, in any of Alpine Summit's public disclosure, any false or misleading statements or any omissions of any information necessary to make the disclosure complete and accurate in all material respects.

If you suspect or observe any irregularities relating to financial integrity and responsibility, immediately report them to the Chief Legal Officer and/or the Chief Administrative Officer.  Should you wish to make an anonymous report, Cornerstone has been engaged by the Company to receive anonymous whistleblower reports via their website:

https://reporting.cornerstonegovernance.com.

Section 6. Compliance with and Violations of The Code

The Chief Legal Officer is responsible for reviewing and evaluating this Code at least annually and will recommend any necessary or appropriate changes to the Board for consideration.

6.1 Questions

If you have any questions about how this Code should be followed in a particular case, please contact the Chief Legal Officer and/or the Chief Administrative Officer.

6.2 Reporting Violations of the Code

All Representatives shall adhere to Alpine Summit's commitment to conduct its business and affairs in a lawful and ethical manner.  All Representatives are encouraged to talk to the Chief Legal Officer and/or the Chief Administrative Officer when in doubt about the best course of action in a particular situation and to report any breach or suspected breach of law, regulation, this Code or any of Alpine Summit's corporate policies.

Alpine Summit prohibits retaliatory action against any Representative who, in good faith, reports a possible violation of this Code.  Any Representative who believes they have been retaliated against should promptly report it to the Chief Legal Officer and/or the Chief Administrative Officer.

Additionally, Cornerstone has been retained to receive anonymous whistleblower reports.  If at any time you believe a violation of law or regulation applicable to our Company, or any irregularities relating to financial integrity and responsibility have taken place, you may anonymously submit a whistleblower report by contacting Cornerstone via their website:

https://reporting.cornerstonegovernance.com.

Cornerstone will provide the reported information to the Chief Legal Officer and/or the Chief Administrative Officer, or Chair of the Audit Committee of the Board, if it relates to irregularities relating to financial integrity and responsibility, to evaluate whether an internal investigation is warranted.

6.3 Consequences of Violation of the Code

Representatives will be required to certify their understanding of and compliance with this Code from time to time, as applicable.  Failure to comply with the Code may result in severe consequences, which could include internal disciplinary action or termination of employment or consulting arrangements without notice.  Violation of the Code may also violate certain laws of Canada and the United States.  If it appears a Representative may have violated such laws, the Company may refer the matter to the appropriate authorities, which could lead to legal proceedings, penalties, fines or imprisonment.

6.4 Waivers of the Code

Certain provisions of this Code require you to act, or refrain from acting, unless prior approval is received from the appropriate person.  Representatives requiring approval for certain activities governed by this Code should request such approval in writing from the Chief Legal Officer and/or the Chief Administrative Officer.  Approvals relating to executive officers and directors must be obtained from the Board.

Waivers or exceptions to this Code must be granted only in advance and under exceptional circumstances.  Any waiver of this Code with respect to a Director or an Executive Officer of Alpine Summit (which includes the Chief Legal Officer and the Chief Administrative Officer) may be granted only by the Board, with interested parties recused from deliberations.  Any such waiver, and the reasons for granting such waiver, shall be disclosed to the extent and in the manner required by applicable laws and stock exchange rules.

6.5 Publication of the Code

This Code, and any amendments, shall be posted on:

• The Company's website at www.alpinesummitenergy.com; and

• The Company's issuer profile on SEDAR's website at www.sedar.com.

This document is not an employment contract between the Company and its Representatives, nor does it modify any employment or consulting relationship with the Company.

This Code is intended to clarify the existing obligation of Representatives for proper conduct.  The standards and the supporting policies and procedures may change from time to time in the Company's discretion.  Representatives are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company's business and operations.

The Chief Legal Officer of the Company is: Chrystie Holmstrom

E-mail: cholmstrom@alpsummit.com

The Chief Administrative Officer of the Company is: Reagan Brown,

Email: rbrown@alpsummit.com

Address: 3322 West End Avenue, St 450, Nashville, TN 37205

Dated: December 12, 2022	Approved by: Board of Directors of the Company

CODE OF BUSINESS CONDUCT AND CODE OF ETHICS

CERTIFICATE

I certify that I have read and fully understand Alpine Summit's CODE OF BUSINESS CONDUCT AND CODE OF ETHICS and will comply fully with its provisions.

Per:
Signature

Name

Position

Date